UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2022

BUILDERS FIRSTSOURCE, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40620	52-2084569
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street Suite 1600
Dallas, Texas		75201
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 880-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BLDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 18, 2022, Dave Flitman resigned from his position as President and Chief Executive Officer and as a member of the Board of Directors (the “Board”) of Builders FirstSource, Inc. (the “Company”) to accept another opportunity outside of the industry.

Effective November 18, 2022, the Board appointed Dave Rush to serve as Interim Chief Executive Officer and as a member of the Board. Mr. Rush, age 60, has held various strategic and operational roles with the Company, including Executive Vice President, Strategic Management Office since March 2022, Executive Vice President, Integration Management Office from January 2021 to March 2022, Chief Operating Officer of the Eastern Division from November 2018 to January 2021, and Senior Vice President – Strategy and Business Development from August 2017 to November 2018. Prior to that, he had been Senior Vice President – Integration since the acquisition of ProBuild Holdings LLC by the Company in July 2015. From 2003 to 2015, Mr. Rush was an Area Vice President, with responsibility for more than 18 locations in three states. He joined the Company as Vice President of Finance of the Southeast Group in 1999. Before joining the Company, Mr. Rush worked in various accounting and finance positions, primarily with multi-location distribution companies, including as Chief Financial Officer of the Bojangles Restaurant chain. He holds a B.A. in accounting from the University of North Carolina at Chapel Hill.

In connection with his appointment as Interim Chief Executive Officer, the Company and Mr. Rush have agreed to enter into an amended and restated employment agreement to replace Mr. Rush’s current employment agreement with the Company. The material compensation terms that will be set forth in the amended employment agreement are summarized below.

For serving as Interim Chief Executive Officer, Mr. Rush will receive an annual salary of $1,000,000, subject to annual review by the Compensation Committee of the Board. Mr. Rush will be eligible to earn an annual bonus with a target award equal to 150% of his annual salary, based on achievement of performance goals established from year to year by the Compensation Committee (for 2022, Mr. Rush’s annual bonus will be prorated for the amount of time he serves as Interim Chief Executive Officer). In connection with his appointment as Interim Chief Executive Officer, Mr. Rush received a one-time grant of time-based restricted stock units having a value equal to $500,000, based on the closing price of the Company’s common stock on November 18, 2022, which vest on the one-year anniversary of the grant date. Mr. Rush will receive an additional grant of restricted stock units having a value equal to $4,000,000 in the first quarter of 2023 (as part of the Company’s regular equity award grant cycle). These restricted stock units will be one-half time-based (vesting in equal annual installments on the first three anniversaries of the grant date) and one-half performance-based (vesting on the third anniversary of the grant date, subject to achievement of performance goals). In the event Mr. Rush’s employment is terminated by the Company without “cause,” or by Mr. Rush for “good reason,” or due to his death, disability or retirement, Mr. Rush’s time-based restricted stock units will become fully vested, and his performance-based restricted stock units will remain outstanding and become payable at the end of the performance period to the extent the performance goals are achieved. Mr. Rush will not be entitled to any other severance payments or benefits.

Item 7.01 Regulation FD Disclosure.

On November 21, 2022, the Company issued a news release announcing the Chief Executive Officer transition noted above. A copy of the news release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	News release issued by Builders FirstSource, Inc. on November 21, 2022.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

All of the information included in Items 7.01 and 9.01 of this report and Exhibit 99.1 hereto is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUILDERS FIRSTSOURCE, INC.

Date:	November 23, 2022	By:	/s/ Timothy D. Johnson
Timothy D. Johnson, Executive Vice President, General Counsel and Corporate Secretary